EXHIBIT 99.1

Duos Technologies Group Reports First Quarter 2022 Results

Jacksonville, FL / Accesswire / May 16, 2022 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of vision based analytical technology solutions, reported financial results for the first quarter (“Q1 2022”) ended March 31, 2022.

First Quarter 2022 and Recent Operational Highlights

•	Confirmed $9 million order for thermal and vision scanner solution. As part of the initial award, Duos will install two Railcar Inspection Portals (rip®) specifically designed and built to meet requirements for high-speed passenger rail service. Installation is expected to begin in the latter part of 2022 and complete in 2023. Duos has also been selected to supply maintenance services once the portals are in operation.

•	Successfully raised approximately $5.3 million in gross proceeds through an underwritten public offering of 1,325,000 shares of common stock at a price of $4.00 per share. The Company raised a further $795,000 as an over-allotment issuing a further 198,750 shares. The total net proceeds received were $5.5 million. The Company intends to use the proceeds from the offering for potential acquisitions, general corporate purposes and working capital.

•	Awarded a $2.7 million contract with an existing Class I rail operator customer to deploy an additional Railcar Inspection Portal (rip®) on the U.S. side of the customer's Southwestern border operations. The contract includes a recurring revenue portion encompassing annually renewable site maintenance and artificial intelligence services. Installation and development efforts are expected to be completed by the third quarter of 2022.

•	Awarded a $500,000 contract for Automatic Pantograph Inspection System (apis®) with a large Canadian transit agency, establishing a strategic transit partner in Canada for Duos. The system is expected to be installed and fully operational by the third quarter of 2022.

•	Joined NVIDIA Metropolis, a partner program, application framework, and set of developer tools that bring to market a new generation of vision artificial intelligence (“AI”) applications. The Company adopted the application framework to meet its desire for the latest AI-powered video analytics tools.

First Quarter 2022 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q1 2022 decreased 33% to $1.44 million compared to $2.15 million in the first quarter of 2021 (“Q1 2021”). Total revenue for Q1 2022 represents an aggregate of approximately $783,000 of technology systems revenue and approximately $656,000 in recurring services and consulting revenue. The decrease for Q1 2022 compared to Q1 2021 was the result of previously discussed delays in receiving anticipated “notices to proceed” for new contracts expected earlier in the year as well as supply chain issues which are extending deadlines for shipment of key components used in Duos’ technology systems. Because of the delays in anticipated start dates, certain installations may produce revenues towards the end of 2022, some of which may ultimately be recorded in 2023. Management remains encouraged by the breadth and scope of recent bids in which the Company has participated.

Cost of revenues for Q1 2022 decreased 26% to $1.22 million compared to $1.65 million for Q1 2021. Cost of revenues on technology systems decreased for Q1 2022 compared to Q1 2021, which is consistent with the decrease in revenues. Cost of revenues on services and consulting also decreased in line with the decrease in revenues. While relatively flat when comparing the first quarter of 2022 and the equivalent period in 2021, an overall positive trend on service and consulting revenue is expected to continue as more of the Company’s business comes from recurring revenue. While there was a general cost decrease, the Company increased costs associated to revamping its operations to support an anticipated influx in the number of new systems going forward. As discussed previously, the impact of inflation may negatively affect the costs of revenues such that the Company may experience higher costs for materials and labor. Cost of revenues is expected to increase in future years but at a slower rate than revenue growth.

Gross margin for Q1 2022 decreased 56% to $222,000 compared to $503,000 for Q1 2021. The decrease in gross margin for Q1 2022 compared to Q1 2021 was driven by a decrease in recorded revenues as well as elevated costs associated to revamping the Company’s operations to support an anticipated increase in the number of new systems going forward. The main reason for the continuing high level of cost is higher costs of materials due to supply chain disruptions and inflation. The Company anticipates an improvement in the overall gross margin for the full year of 2022, with much of the improvement coming in the second half of the year.

Operating expenses for Q1 2022 increased 23% to $2.86 million compared to $2.33 million for Q1 2021. The increase in operating expenses for Q1 2022 compared to Q1 2021 was driven by a 30% increase in administration expenses, nearly half of which was non-cash charges related to stock compensation, and a 22% increase in research and development costs, partially offset by a 9% decrease in sales and marketing costs.

Net operating loss for Q1 2022 totaled $2.64 million compared to net loss of $1.82 million for Q1 2021. The increase in net operating loss for Q1 2022 compared to Q1 2021 was primarily attributable to the lower revenue and higher operating costs as discussed previously.

Net loss for Q1 2022 totaled $2.64 million compared to net loss of $406,000 for Q1 2021. The increase in net loss for Q1 2022 compared to Q1 2021 was primarily attributable to the previously noted decrease in revenue and loan forgiveness related to the Paycheck Protection Plan (“PPP”) recorded in Q1 2021.

Cash and cash equivalents at March 31, 2022 totaled $5.33 million compared to $894,000 at December 31, 2021.

Financial Outlook

At the end of the first quarter, the Company’s contracts in backlog represented approximately $17.0 million in revenue, much of which is expected to be recognized in calendar 2022.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2022. The Company expects total revenue for 2022 to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021.

Duos expects this improvement in operating results to be reflected over the course of the full year in 2022. As a result of timing and other factors, the Company expects revenues in the first and second quarters of 2022 to represent a significantly lower portion of annual revenue than the third and fourth quarters. Revenues in the second quarter are also expected to be sequentially improved from Q1 2022.

Management Commentary

“Our performance in the first quarter was in-line with our stated plan and we believe has us well positioned to execute on our existing backlog through the remainder of the year and into 2023,” said Duos Chief Executive Officer Chuck Ferry. “With much of the foundational work to support our expanded operational needs now complete, our business is performing at its highest level in nearly two years. We have several major deployments slated for the coming months and are in active discussions with current and potential Class 1 customers on additional contract awards as well. Our improved operational and technical delivery, combined with our enhanced AI capabilities, is also now driving further contract modifications and enhancements within our portfolio of active inspection portals. At quarter end, we had approximately $5.3 million in cash on hand with large payments from recent contracts expected to roughly double that amount in the next few weeks. While supply chain and inflationary pressures remain a moving target for the time being, we are continuing on track to meet our revenue goal of $16.5 million to $18.0 million for the year and have the financial resources to support the additional orders and deliveries we expect to land in the coming months.”

Conference Call

The Company’s management will host a conference call today, May 16, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, May 16, 2022

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 866-682-6100

International dial-in: 862-298-0702

Confirmation: 13729982

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving vehicles including trains and trucks through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company’s financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; the intended uses of proceeds from our recently completed capital raise; information with respect to potential acquisitions and other transactions; ongoing developments with respect to the COVID-19 pandemic; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; potential increases in revenue, including increases in recurring revenue (including the potential shift in sources of revenue towards service revenue); potential changes in gross margin (including the timing thereof); potential increases in cash on hand; changes in our support operations (including streamlining thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," “aim,” "will," "may," “should,” “could,” "intend," "estimate," “project,” “forecast,” “target,” "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company’s specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company’s specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company’s technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations.  Indeed, it is likely that some of the Company’s assumptions may prove to be incorrect.  The Company’s actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material.  Each forward-looking statement speaks only as of the date of the particular statement.  We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts
Corporate
Fei Kwong, Director, Corporate Communications
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	March 31,
	2022	2021

REVENUES:
Technology systems	$783,269	$1,490,298
Services and consulting	656,047	664,456
Total Revenues	1,439,316	2,154,754

COST OF REVENUES:
Technology systems	865,488	1,293,608
Services and consulting	351,762	358,172
Total Cost of Revenues	1,217,250	1,651,780

GROSS MARGIN	222,066	502,974

OPERATING EXPENSES:
Sales and marketing	283,894	311,801
Research and development	436,717	359,127
General and administration	2,143,073	1,654,346
Total Operating Expenses	2,863,684	2,325,274

LOSS FROM OPERATIONS	(2,641,618)	(1,822,300)

OTHER INCOME (EXPENSES):
Interest expense	(3,180)	(6,220)
Other income, net	182	1,422,497
Total Other Income (Expenses)	(2,998)	1,416,277

NET LOSS	$(2,644,616)	$(406,023)

Net Loss Per Share
Basic	$(0.49)	$(0.11)
Diluted	$(0.49)	$(0.11)

Weighted Average Shares-
Basic	5,353,620	3,535,339
Diluted	5,353,620	3,535,339

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$5,329,863	$893,720
Accounts receivable, net	329,946	1,738,543
Contract assets	267,672	3,449
Inventory	322,764	298,338
Prepaid expenses and other current assets	838,981	354,613
Total Current Assets	7,089,226	3,288,663

Property and equipment, net	632,631	603,253
Operating lease right of use asset	4,848,129	4,925,765
Security deposit	600,000	600,000

OTHER ASSETS:
Patents and trademarks, net	65,554	66,482
Total Other Assets	65,554	66,482

TOTAL ASSETS	$13,235,540	$9,484,163

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$967,193	$1,044,500
Notes payable - financing agreements	166,657	52,503
Accrued expenses	587,471	618,093
Equipment financing payable-current portion	67,563	80,335
Operating lease obligations-current portion	395,468	315,302
Contract liabilities	2,364,018	1,829,311
Total Current Liabilities	4,548,370	3,940,044

Equipment financing payable, less current portion	11,664	22,851
Operating lease obligations, less current portion	4,729,710	4,739,783

Total Liabilities	9,289,744	8,702,678

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated	—	—
Series A redeemable convertible preferred stock, $10 stated value per share,500,000 shares designated; 0 issued and outstanding at March 31, 2022 and December 31, 2021 convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 851 and 851 issued and outstanding at March 31, 2022 and December 31, 2021, convertible into common stock at $7 per share	851,000	851,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 issued and outstanding at March 31, 2022 and 2,500 issued and outstanding at December 31, 2021,convertible into common stock at $5.50 per share	—	2,500,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 6,096,541 and 4,111,047 shares issued, 6,095,217 and 4,109,723 shares outstanding at March 31, 2022 and December 31, 2021, respectively	6,097	4,111
Additional paid-in-capital	51,387,818	43,080,877
Total stock and paid-in-capital	52,244,915	46,435,988
Accumulated deficit	(48,141,667)	(45,497,051)
Sub-total	4,103,248	938,937
Less: Treasury stock (1,324 shares of common stock at March 31, 2022 and December 31, 2021)	(157,452)	(157,452)
Total Stockholders' Equity	3,945,796	781,485

Total Liabilities and Stockholders' Equity	$13,235,540	$9,484,163

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	March 31,
	2022	2021

Cash from operating activities:
Net loss	$(2,644,616)	$(406,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	73,628	73,049
Stock based compensation	250,577	76,301
Stock issued for services	40,000	—
PPP loan forgiveness including accrued interest	—	(1,421,577)
Amortization of operating lease right of use asset	77,636	42,121
Changes in assets and liabilities:
Accounts receivable	1,449,908	(197,827)
Contract assets	(264,223)	64,892
Inventory	(24,426)	131,656
Prepaid expenses and other current assets	(264,687)	(124,077)
Accounts payable	(95,708)	90,332
Accrued expenses	(30,622)	(42,611)
Operating lease obligation	70,094	(44,241)
Contract liabilities	534,706	461,581
Net cash used in operating activities	(827,733)	(1,296,424)

Cash flows from investing activities:
Purchase of patents/trademarks	(600)	(7,435)
Purchase of fixed assets	(101,478)	(50,670)
Net cash used in investing activities	(102,078)	(58,105)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(128,437)	(21,206)
Repayment of finance lease	(23,959)	(21,452)
Proceeds from common stock issued	6,095,000	—
Issuance cost	(576,650)	—
Proceeds from preferred stock issued	—	4,500,000
Net cash provided by financing activities	5,365,954	4,457,342

Net increase in cash	4,436,143	3,102,813
Cash, beginning of period	893,720	3,969,100
Cash, end of period	$5,329,863	$7,071,913

Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,180	$5,671
Taxes paid	—	—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$242,591	$215,654